CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of June 1, 2011, by and between Bizzingo, Inc., a Nevada corporation (the “Company”), and Gordon Samson (“Executive”).

WITNESSETH:

WHEREAS, in furtherance of the Company’s desire to continue to secure the services of Executive, the Company and Executive wish to enter into a consulting agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the date hereof and ending on the last day of the following fiscal year of the Company ending on May 31, 2012 (or such earlier date as shall be determined pursuant to Paragraph 6). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Position and Duties. During the Employment Period, Executive shall serve as Chief Financial Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with his positions as Chief Financial Officer of the Company, as the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. Executive shall report directly and exclusively to the Chief Executive Officer and Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving as the chief financial officer in a company of the size and nature of the Company. During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive shall serve as a member of the Board for each period for which he is so elected. During the Employment Period, Executive shall perform such services in a manner consonant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 10(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as the Company’s Chief Financial Officer.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $180,000. The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations thereunder (“Section 409A”) to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly instalments. Amounts of base salary accrued but deferred between Executive and the Company, shall be paid to Executive by the Company, together with interest thereon (which interest shall accrue at the rate of the applicable federal rate for mid-term treasuries and which rate shall be reset annually on the basis of the rate in effect for March for each year during which the deferral shall be in effect), six months and one day after the date upon which Executive incurs a separation from service with the Company within the meaning of Section 409A or, if earlier, promptly after Executive’s death; provided that, for purposes of applying such Section 409A, the parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 30 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. During each fiscal year during the term hereof (starting with the fiscal year commencing June 1, 2011 Executive shall receive an annual stock award from an S-8 plan to be filed (not later than June 2011) of not less than 1,000,000 shares of common stock. The Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance.

4. Stock Option Grant.

(a) Grant of Stock Options. The Company shall grant Executive options to purchase 3,000,000 shares of the Company’s Common Stock.  Such options shall be granted under the terms of a Stock and Incentive Plan, as amended, and except as otherwise expressly provided herein, shall be subject to the terms and conditions of the Stock Plan. The options shall have a maximum term of seven years. The per share exercise price of the Stock Option Grant shall be equal to the Fair Market Value on the date of grant. The Stock Option Grant shall become vested and exercisable as to 50% of the option grant on company shares on each of the first two anniversaries of the Grant Date, subject in each case to Executive’s continued employment with the Company through such anniversary of the Grant Date, and, if applicable, to the provisions of the Option Award Agreement.

(b) Accelerated Vesting. The Stock Plan shall have a Triggering Event clause in effect, and, upon the occurrence of a Triggering Event within the 12-month period following a Change in Control, the Stock Option Grant shall become fully vested. For purposes of this Paragraph 4(b), “Triggering Event” and “Change in Control” shall have the meanings given to such terms in their normal usage.

5. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, over and above a $500 office expense allowance and upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. Executive and the Company are parties to an indemnification agreement effective as of May 31, 2010 (the “Indemnification Agreement”), which shall continue in full force and effect in accordance with its terms.

6. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 6, Executive agrees that, upon written request from the Company, he shall resign from the Board and each other position he holds with the Company and any of its subsidiaries or affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b) Benefits Payable Upon Termination.

(i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. In the event of the Executive’s death during the Employment Period or a Termination due to Disability, all Stock grants or Options shall become fully vested and payable to Executive or his beneficiaries or legal representatives in accordance with the terms of Paragraph 3(c) & 4(a) hereof.  Subject to Paragraph 6(d), in the event of Executive’s death or disability, any other stock options then held by Executive or his permitted transferees (including the Stock Option Award and/or Grant) shall be exercisable in accordance with the terms of the applicable plan and the applicable award and/or option agreements.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and the Company shall provide the Conditional Benefits to Executive, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement. For Executive to become entitled to the Contingent Benefits, Executive must deliver both the executed Release and the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 6(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within 30 days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following his termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Contingent Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 5(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 6(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make for all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi) Stock Options/Awards. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled under Paragraph 6(b)(iii), provided he complies with the terms and conditions thereof, are as follows:

(i) Remaining Salary. As specified in further detail in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for his consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).

(ii) Stock Options. All of Executive’s Continuing Unvested Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Unvested Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Stock Option Termination Date, all Continuing Unvested Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of his death and regardless of when the Stock Option Termination Date would otherwise have occurred. However, any provisions in the Original Stock Option Plan/Award Documents relating to disability or change in control of the Company shall not be operative after the Termination Date with respect to any Remaining Stock Options.

 (iii) Pro-Rated Current Year Bonus. A pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(iv) Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 6(d)(i), (iii) and (iv):

(A) It is intended that each instalment of the payments and benefits provided under Paragraphs 6(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) Distribution in respect of any tranche of Remaining Stock Awards/Options to which Paragraph 6(b)(iii) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified under the applicable Option/Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Option/Stock awards under the applicable Documents would otherwise have expired;

(C) Each instalment of the payments and benefits due under Paragraph 6(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such instalments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any instalment of payments and benefits if and to the maximum extent that such instalment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). (Any instalments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive’s in which the separation from service occurs.) Any subsequent instalments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e) Definitions. For purposes of this Paragraph 6 and, to the extent applicable, Paragraph 7, the following terms shall have the meanings ascribed to them below:

“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit B.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.

“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive had his employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.

“Continuing Unvested Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 6(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

 “Release” means the General Release in the form set forth in Exhibit C attached hereto.

“Remaining Stock Options” means any of Executive’s stock options, which are (i) vested at the Termination Date or (ii) Continuing Unvested Options.

 “Scheduled Expiration Date” means May 31, 2012.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided that if the Company terminates the Consulting Agreement due to Executive’s material breach of the terms thereof, the Severance Amount shall be reduced to zero.

“Stock Option Termination Date” means with respect to any Remaining Stock Option the earlier to occur of (A) the date which is eighteen (18) months after the Scheduled Expiration Date and (B) the expiration of the stated term of such award.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge; (ii) Executive’s gross neglect, wilful malfeasance or wilful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his positions as Chief Financial Officer and are otherwise lawful) that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 9; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company. Any Termination for Cause shall be effected by a resolution of the majority of the members of the Board, excluding Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a Termination for Cause; provided that, the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a Termination for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a Termination for Cause exist or reinstate Executive to his position hereunder.

“Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights; (ii) the failure to elect or re-elect Executive as a member of the Board of Directors, or the removal of him by the Company from the position of Chief Financial Officer; (iii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction (other than in connection with the appointment of a person other than Executive to serve as President of the Company); (iv) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Financial Officer of the Company and any other position in which he is then serving; (v) the relocation of Executive’s principal office to a location that is both more than 50 miles from New Jersey; or (vi) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control, any occurrence that would constitute a Triggering Event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. For purposes of the preceding sentence, the term Change of Control shall have the meaning set forth as normally ascribed (or, with Executive’s written consent, as the same may hereafter amended). Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) if the Board removes Executive from the position of Chief Financial Officer to appoint a person who Executive recommends or otherwise agrees to be acceptable, or (C) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause affected by the Company shall not constitute the exercise of its Termination Right.

(f) Conflict With Plans. As permitted, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 6 shall apply in place of any similar definition or comparable concept applicable under any other documents (or any similar definition in any successor documents), except that, in connection with a “Triggering Event” as defined as in effect on the date hereof, the terms of the Stock Plan shall apply to determine Executive’s rights and entitlements in respect of the awards made under such plan (and only in respect of such awards).

(g) Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and the Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon his termination of employment (including any payment to this Paragraph 6) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraphs 3(a) or 6) or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” with the meaning of Section 409A of the Code, as determined in accordance with Paragraph 3(a) hereof. To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A.

7. Expiration of the Term of this Agreement. If the Employment Period ends at the expiration of the term stated in Paragraph 1 hereof (i.e., on May 31, 2012) and, prior to such date, the parties hereto have not (i) entered into a mutually satisfactory extension hereof or a new employment agreement to have effect after such date, or (ii) otherwise agreed to continue Executive’s employment without the benefit of an employment agreement, either party may (by written notice to the other) terminate Executive’s employment on, or within 30 days following such expiration of the Employment Period hereunder, in which case (but subject to Paragraph 8 hereof), Executive shall be entitled to receive from the Company a separation payment equal to the sum of (1x) the Base Salary and (1x) the average of the annual bonuses payable (including in such average a zero for any year for which no such bonus is payable) to Executive with respect to each of the last three completed fiscal years of the Company for which the amount of such bonus has been determined at the date of such termination (the “Separation Payment”), as well as the Unconditional Entitlements. The Separation Payment shall be paid promptly but in no event more than 15 days following Executive’s termination of employment, but subject to Executive’s execution and non-revocation of the Release. For Executive to become entitled to the Separation Payment, Executive must deliver the executed Release to the Company by no later than twenty-two (22) days following the date of his termination of employment. Unconditional Entitlements shall be payable at the times provided with respect to the applicable components thereof in Paragraph 6(c). In addition, Executive and his eligible dependents who were participating in any such arrangements at the date of Executive’s termination of employment shall be entitled to continued participation in all medical, dental, hospitalization benefit plans or programs in which he and/or they were participating on the date of the termination of his employment until the earlier of (A) 12 months following termination of his employment and (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer; provided, however, that if Executive’s continued participation in any employee plan or program as provided in this Paragraph 6 would conflict with any law or regulation, or would result in any adverse tax consequences for Executive, the Company or other participants in such plan or program, he shall be provided with the economic equivalent of the benefits provided under the plan or program in which he is unable to participate. In the case of any welfare benefit plan, the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis and  shall be provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Executive, but provision of the benefit to Executive while an employee was not taxable. If Executive becomes entitled to receive the Separation Payment, Executive agrees that, upon written request from the Company, he shall resign from the Board, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

8. Exclusive Remedy. Executive shall be under no obligation to seek other employment or other engagement of his services. Executive acknowledges and agrees that the payments and rights provided under either Paragraph 6 or 7, as the case may be, are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of his employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason or upon termination of his employment upon the expiration of this Agreement. The failure of Executive to execute and timely deliver the Release and, if applicable, the Consulting Agreement for any reason (i) shall limit his rights in connection with the exercise by the Company of its Termination Right, or upon the termination of his employment at or following the expiration of the term of this Agreement, solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of his commitments set forth in this Agreement (none of which are contingent upon execution of the Release by him) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the Consulting Agreement, (i) the Company agrees to enter into the Release and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to him in respect of the Contingent Benefits under Paragraph 6 or the Separation Payment under Paragraph 7 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.

9. Additional Payments Following a Change in Control. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Aggregate Payment. Notwithstanding the immediately preceding sentence, if the Aggregate Payments are less than 110% of the product of (i) three (3) times (ii) Executive’s Base Amount (as such term is defined in Section 280G of the Code), the Company shall have no obligation to make any additional payments under this Paragraph 9 and the Aggregate Payments to Executive shall be reduced such that no amount payable to Executive shall be subject to the Excise Tax. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 8 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof or Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the payment is made under this Paragraph 9 (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the payment to be made pursuant to this Paragraph 8, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

10. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 10(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, non-solicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

11. Miscellaneous.

(a) Survival. Paragraphs 6 (relating to early termination of the Employment Period), 7 (relating to payments to be made at the expiration of this Agreement), 9 (relating to certain additional payments following a change in control), 10 (relating to nondisclosure and non-solicitation of employees) and 11(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 6 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 11(d).

(c) Assignment. Except as provided under Paragraph 11(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement and each of the agreements evidencing the terms of the Grandfathered Option Awards, the Commencement Stock Units and Extension Stock Option Grant shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supersede (i) except as specifically provided in Paragraph 7, any agreement that evidences the terms of any equity grant made prior to the date hereof or (ii) the Indemnification Agreement referenced in Paragraph 6(d). This Agreement expressly supersedes the 2005 Agreement. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

(f) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 12(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 6).

(h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 10(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 10 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Bizzingo, Inc.
63 Main Street, Suite 202
Flemington, New Jersey
08822
Telecopy No. (908) 968 - 0838

with a copy to:

Dan Luciano, Esq
242A West Valley Brook Rd.
Califon, New Jersey
07830
Telecopy No.: (908) 832 - 5546

If to Executive:

Gordon Samson
14320 Magdalen Avenue
White Rock, BC
V4B 2X2
Telecopy No.: (604) 628 - 7780

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply; provided that Paragraph 4 shall be governed by the laws of the State of Delaware without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

“Company”:	Bizzingo, Inc.
a Nevada Company

By:
Print Name:

	Address:	63 Main Street, Suite 202
Flemington, NJ 08822

“Consultant”:

By:
	Print Name:	Gordon Samson

	Address:	14320 Magdalen Avenue
White Rock, B.C.
V4B 2X2
[Signature Page to Consultant Agreement]

EXHIBIT A

GENERAL RELEASE

WHEREAS, Gordon Samson (hereinafter referred to as “Executive”) and Bizzingo, Inc. (hereinafter referred to as the “Company”) are parties to a Consulting Agreement , dated April 20, 2011, (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 9 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 11 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall provide Executive the amounts and benefits described in Paragraph [6][7]of the Employment Agreement and make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of Employer referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph [6][7] of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement dated as of May 31, 2010 expressly providing for such indemnity between Executive and the Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with his employment by the Company or that are the property of the Company.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5. Excluding enforcement of the covenants, promises and/or rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

6. Executive expressly waives and relinquishes all rights and benefits and does so understanding and acknowledging the significance of such specific waiver, except as to:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favour at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims arising out of, under, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, or (iii) the Board’s policy, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting  requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits and does so understanding and acknowledging the significance of such specific waiver, except as to:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favour at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims.

9. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, Bizzingo, Inc., 63 Main Street, Flemington New Jersey. For this revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination Employment Act of 1967, as amended, the Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

“Company”:	Bizzingo, Inc.
a Nevada Company

By:
Print Name:

	Address:	63 Main Street, Suite 202
Flemington, NJ 08822

“Consultant”:

By:
	Print Name:	Gordon Samson

	Address:	14320 Magdalen Avenue
White Rock, B.C.
V4B 2X2

[Signature Page to General Release Agreement]